Exhibit 19

Encore Capital Group, Inc.
Insider Trading Policy

1 Purpose
The purpose of this policy is to prevent insider trading and the misuse of confidential information. A violation of insider trading laws could result in the imposition of civil and criminal penalties, including imprisonment.
It is your obligation to understand and comply with this policy. Should you have any questions regarding this policy, please contact the General Counsel.

2 Scope
This policy applies to Encore Capital Group, Inc. and its wholly owned and non-wholly owned subsidiaries (Encore). All officers, employees, consultants and members of the board of directors, as well as their immediate family members and anyone living in their household, are expected to comply with this policy. All references in this policy to employees of Encore should be read to include the persons listed in the immediately preceding sentence.
This policy applies to all transactions in Encore’s securities, including common stock, options for common stock and any other securities Encore Capital Group, Inc., or its subsidiaries, may issue from time to time, such as preferred stock, warrants and convertible, exchangeable or other debentures, as well as to derivative securities relating to Encore’s stock, whether or not issued by Encore, such as publicly traded options.

3 Policy
3.1    What is Insider Trading?
United States federal and state insider trading laws prohibit trading on the basis of material, non-public information. Insider trading laws also prohibit the disclosure of material, non-public information to others or recommending the purchase or sale of securities to others on the basis of material, non-public information (tipping). Tipping is a violation of United States federal and state securities laws and can result in the same civil and criminal penalties that apply to insider trading, even though an individual did not engage in trading and did not gain any financial benefit from another’s trading.
3.2    What is Material Non-public Information?
3.2.1    Material Information
Information is generally considered “material” if there is a substantial likelihood that a “reasonable investor” would consider it important in making a decision to buy, sell, or hold a security or where it is reasonably likely to affect the market price of a security. Material information can be positive or negative and can relate to almost any aspect of a company’s business. Examples of material information include:
•Unpublished financial results
•Projections of future earnings or losses

•Pending or proposed mergers, acquisitions, or joint venture transactions
•Significant portfolio purchases
•Significant developments in litigation or government investigations
•Significant project or product developments
•Company stock or debt repurchases
•Significant changes in corporate objectives
•Changes in dividend policies
•Stock splits
•Financial liquidity issues
•Extraordinary borrowings
•Public offerings
•Events that may result in the creation of a significant reserve or write-off or other significant adjustment to the financial statements
•Significant cybersecurity incidents
•Changes in key personnel or management
•Changes in debt ratings
The above list is only illustrative. Many other types of information may be considered “material” depending on the circumstances. Material information is not limited to historical facts but may also include information about something that is likely to (or could) happen. With respect to a future event, materiality is determined by balancing the probability that the event will occur against the magnitude of the effect the event would have on a company’s operations or stock price should it occur.
3.2.2    Non-public Information
Non-public information is information that is not generally known or available to the public. One common misconception is that material information loses its “non-public” status as soon as a press release is issued disclosing the information. In fact, information is considered to be available to the public only when it has been released broadly to the marketplace, such as by a press release or SEC filing, and the investing public has had time to absorb the information fully.
Encore takes the position that information is considered non-public through the end of the full trading day after the information is released. For purposes of this policy, a trading day is a day on which the NASDAQ stock market is open for trading in the United States.
3.3    Policies Regarding Transactions in Encore Securities
3.3.1    No Trading on Material, Non-public Information
No employee of Encore shall trade in the securities of Encore if such person is aware of material, non-public information relating to Encore. Similarly, no employee shall trade in the securities of any other company with which Encore does business if such person is aware of material, non-public information regarding that company.

3.3.2    No Tipping
No employee of Encore shall disclose (“tip”) material, non-public information to any other person or make any recommendation or express any opinion on Encore securities to any other person while in possession of material, non-public information.
3.3.3    No Short Sales
No employee of Encore shall engage in short sales of Encore securities (sales of securities that are not then owned), including a “sale against the box” (a sale with delayed delivery).
3.3.4    No Investments in Encore Derivatives or Hedging
No employee of Encore shall invest in Encore derivative securities, including puts, calls, and other derivative securities on an exchange or in any other organized market. No employee of Encore shall enter into hedging or monetization transactions or similar arrangements with respect to Encore securities. Holding and exercising stock options and restricted equity granted under Encore’s equity compensation plans are not prohibited by this policy.
3.3.5    No Margin Purchases or Pledging
No employee of Encore may hold Encore securities in a margin account or pledge Encore securities as collateral for a loan.
3.3.6    No Short-Term Trading
An employee of Encore who purchases Encore securities may not sell Encore securities of the same class for a period of six months after the purchase.
If an employee has an unexpected and urgent need to sell Encore securities to generate cash within a period of six months after the purchase of Encore securities, such individual may make a request to the Trading Compliance Officer for an exception to trade. The Trading Compliance Officer may approve or disapprove of such request in his or her sole discretion.
3.4    Blackout and Pre-clearance Procedures
Each of the following individuals is subject to the blackout and pre-clearance restrictions and procedures set forth in this Section 3.4 (each a Pre-clearance Individual):
•Members of any board of directors (or equivalent governing body) at Encore
•Individuals with a Job Band of 9 (i.e. Director or equivalent1) and above at Encore
•Members of the Encore Corporate Legal Department
•Individuals reporting to the Corporate Chief Financial Officer or a subsidiary Chief Financial Officer at Encore
•Individuals involved in the preparation of any of Encore’s financial statements or financial forecasts
•Individuals in the investor relations or corporate communications departments of Encore
1 For Cabot, this clause pertains to employees MP2 and above.

•Immediate family members and anyone living in the household of individuals subject to the blackout and Pre-clearance restrictions contained in this Section 3.4
3.4.1    No Trading During Blackout Periods
Quarterly Earnings Blackout Periods
Pre-clearance Individuals are prohibited from buying or selling Encore securities in the public market during the period beginning after the close of the NASDAQ stock market on the last trading day of a quarter or year and ending one (1) full trading day after the public release by Encore of earnings for such quarter or year.
Interim Earnings and Other Blackout Periods
Encore may, in addition to its quarterly earnings reports, issue interim earnings guidance or other potentially material information by means of a press release, SEC filing on Form 8-K, or other means designed to achieve widespread dissemination of the information. When such situations arise, trading by Pre-clearance Individuals may be blacked out while Encore assembles the information and until the information is released and absorbed by the market for the same one-day period.
Morgan Stanley (E*trade) Stock Plan Quarterly Earnings Blackout Periods
All employees’ accounts in the Company’s Morgan Stanley (E*trade) Stock Plan are prohibited from trading during the period beginning after the close of the NASDAQ stock market on the last trading day of a quarter or year and ending one (1) full trading day after the public release by Encore of earnings for such quarter or year.
Additional Blackout Periods
Additional blackout periods may be implemented with regard to certain employees or groups from time to time who are in possession of material non-public information regarding potentially significant matters. If the Board of Directors of Encore or Encore management determines that an additional blackout period is appropriate, those designated employees or groups may not trade in Encore securities. The existence of an additional blackout period may be announced only to those employees or groups who are subject to the additional blackout.
3.4.2    Pre-clearance Procedures
All trades by any Pre-clearance Individual must be pre-cleared by the Trading Compliance Officer. Except as noted below, all requests for pre-clearance must be submitted to the Trading Compliance Officer, and written clearance obtained, in advance of the proposed trade. Please note that obtaining written clearance may take up to two (2) business days and cannot be made when Encore is in a blackout period. The Trading Compliance Officer is under no obligation to approve a trade submitted for pre-clearance. The Trading Compliance Officer may not trade in Encore securities unless the Chief Executive Officer, Chief Financial Officer, or General Counsel of Encore Capital Group, Inc. has approved the trade. If the General Counsel is the Trading Compliance Officer, the Trading Compliance Officer may not trade in Encore securities unless the Chief Executive Officer or Chief Financial Officer of Encore Capital Group, Inc. has approved the trade. If a proposed transaction receives pre-clearance, the pre-cleared trade must be affected within three (3) trading days of receipt of pre-clearance unless the individual becomes aware of material non-public information before the trade is executed, in which case the trade must not be completed. Transactions not effected within the three (3) trading day time limit are subject to pre-clearance, again.
3.4.3    Exceptions to Trading Blackouts
Gifts in Encore securities may be made during a blackout period to a family member or trust or partnership for the benefit of the Pre-clearance Individual, and to charities or foundations if the recipient agrees not to sell during any then-existing blackout period.
No gifts may be made to any person who has a known intent to resell during a blackout period.
If a Pre-clearance Individual has an unexpected and urgent need to sell Encore securities to generate cash during a regular blackout period and is not in possession of material non-public information, such individual may make a request to the Trading Compliance Officer for an exception to trade. The Trading Compliance Officer may approve or disapprove of such request in his or her sole discretion.
3.4.4    10b5-1 Trading Plans
Trading in Encore securities pursuant to an approved 10b5-1 Plan is not subject to the blackout prohibitions contained in this Section 3.4. A valid 10b5-1 Plan must be entered into when the Pre-clearance Individual is not aware of any material, non-public information and when a blackout is not in effect. The plan must either specify the amount, pricing, and timing of the transactions in advance or delegate discretion to an independent third party. All 10b5-1 Plans must include the appropriate “Cooling Off Period” and representations. Please submit proposed 10b5-1 Plans to the Trading Compliance Officer for review. The Trading Compliance Officer may impose such other conditions on the implementation and operation of a 10b5-1 Plan as the Trading Compliance Officer deems necessary or advisable. Individuals may not adopt more than one 10b5-1 Plan at a time except under the limited circumstances permitted by Rule 10b5-1 and subject to preapproval by the Trading Compliance Officer. Modifications to and terminations of a 10b5-1 Plan are subject to preapproval by the Trading Compliance Officer and modifications of a 10b5-1 Plan that change the amount, price, or timing of the purchase or sale of the securities will trigger a new Cooling-Off Period. All 10b5-1 Plans must be approved in advance of trading by the General Counsel. All 10b5-1 Plans entered into by General Counsel must be approved in advance by the Chief Executive Officer or Chief Financial Officer of Encore Capital Group, Inc.
The Company reserves the right to publicly disclose, announce, or respond to inquiries from the media regarding the adoption, modification, or termination of a 10b5-1 Plan, or the execution of transactions made under 10b5-1 Plan. The Company also reserves the right from time to time to suspend, discontinue, or otherwise prohibit transactions under a 10b5-1 Plan if the Trading Compliance Officer or the Board of Directors, in its discretion, determines that such suspension, discontinuation, or other prohibition is in the best interests of the Company.
Compliance of a 10b5-1 Plan with the terms of Rule 10b5-1 and the execution of transactions pursuant to the 10b5-1 Plan are the sole responsibility of the person initiating the 10b5-1 Plan, and none of the Company, the Trading Compliance Officer, or the Company’s other employees assumes any liability for any delay in reviewing and/or refusing to approve a 10b5-1 Plan submitted for approval, nor the legality or consequences relating to a person entering into, informing the Company of, or trading under, a 10b5-1 Plan.

3.5    Confidentiality
All employees of Encore have a legal and ethical responsibility to maintain the confidentiality of material, non-public information.
Non-public information regarding Encore is the property of Encore and the personal use of such information, for trading or other prohibited activities, is improper and constitutes misappropriation (i.e., theft). Under no circumstances shall an employee disclose material, non-public information to anyone, including other employees of Encore, unless such employee is specifically authorized to do so or in connection with the employee’s performance of his or her duties, and only then shall the information be disclosed to those individuals who have a need to know such information.
Any written or verbal statement that would be prohibited under law or this policy is equally prohibited if made on the Internet, through any form of social media, including any blog, Twitter, Facebook, LinkedIn, chat room, or similar method of dissemination or any other non-traditional means of communication.
3.6    Communication and Disclosure of Material Information
When Encore publicizes material information, it must do so in a manner that ensures that all investors have relatively equal access to it. Please refer to Encore’s Fair Disclosure (Regulation FD) Policy for additional information regarding communication of information to investors. All third-party inquiries regarding material, non-public information should be directed to Encore’s Investor Relations Department.
3.7    Consequences of Violations
Employees who violate this policy may be subject to disciplinary action by Encore, including dismissal for cause.
In addition, a person who violates insider trading laws by engaging in transactions in a company’s securities when he or she has material non-public information can be sentenced to a substantial jail term in the United States and be required to pay a penalty of several times the amount of profits gained or losses avoided.
In addition, a person who tips others may also be liable for transactions by the tippees to whom he or she has disclosed material non-public information. Tippers can be subject to the same penalties and sanctions as the tippees, and the SEC has imposed large penalties even when the tipper did not profit from the transaction.
The SEC can also seek substantial penalties from any person who, at the time of an insider trading violation, “directly or indirectly controlled the person who committed such violation,” which would apply to Encore and/or management and supervisory personnel. These control persons may be held liable for up to the greater of $1 million or three (3) times the amount of the profits gained or losses avoided.
3.8    Implementation of this Policy
Actions taken by the Company, the Trading Compliance Officer, or any other Company personnel do not constitute legal advice, nor do they insulate you from the consequences of noncompliance with this Policy or with securities laws.